Exhibit 99.1

The St. Joe Company Reports Second Quarter 2011 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--August 4, 2011--The St. Joe Company (NYSE: JOE) today announced a Net Loss for the second quarter of 2011 of $(13.3) million, or $(0.14) per share, compared to a Net Loss of $(8.6) million, or $(0.09) per share, for the second quarter of 2010. For the six months ended June 30, 2011, St. Joe reported Net Income of $0.8 million, or $0.01 per share, compared to a Net Loss of $(20.0) million, or $(0.22) per share, during the same period of 2010.

Results for the three months ended June 30, 2011 included an increase in operating revenues of 15% compared to the same period last year. Also included in this year’s second quarter results were elevated legal fees and restructuring charges totaling $9.5 million, an increase of $8.0 million over the same period last year.

During the quarter, St. Joe reduced its operating and corporate expenses by an annual run rate of approximately $15 million. The Company expects further reductions throughout the balance of the year and is committed to the goal of achieving sustainable cash flows from core operations in the near term.

Though still early in the economic and real estate recovery, as a result of renewed interest and demand in certain of the Company’s markets, St. Joe plans to invest approximately $30 million of capital over the next 12 months in its Breakfast Point, RiverTown and VentureCrossings projects. Additionally, the Company is experiencing meaningful business relocation interest and believes that it will announce commitments with one or more potential corporate tenants at VentureCrossings before year-end.

At June 30, 2011, St. Joe had cash of $199.8 million, pledged treasury securities of $24.3 million and debt of $53.1 million, $24.3 million of which is defeased debt. The Company believes that its current cash position and anticipated cash flows will be sufficient to meet its currently anticipated liquidity requirements and capital needs.

St. Joe is also continuing to explore strategic opportunities accretive to shareholders including joint ventures and partnerships, acquisitions or dispositions, investments, dividends and stock repurchases.

Additional Information

Additional information with respect to the Company’s results for the second quarter of 2011 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

About St. Joe

The St. Joe Company, a publicly held company based in WaterSound, is one of Florida’s largest real estate development companies and Northwest Florida’s largest private landowner. St. Joe is primarily engaged in real estate development and sales, with significant interests in timber. More information about the Company can be found on its website at www.joe.com.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company’s estimate of the impact of reductions this quarter on its annual run rate for operating and corporate expenses, (ii) the Company’s belief regarding the timing, and ability, to identify and enter into commitments with one or more potential corporate tenants at VentureCrossings before year-end, (iii) the Company’s intention to invest $30 million in the Breakfast Point, RiverTown and VentureCrossings projects over the next 12 months, (iv) the Company’s estimates of its future liquidity requirements and capital needs, and (v) the Company’s ability to meet such liquidity requirements and capital needs with its current cash position and anticipated cash flows. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 3, 2011. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s beliefs regarding potential activity at VentureCrossings, these risks include those set forth below as well as other factors that may be outside the control of the Company. With respect to the Company’s expectations regarding all of these statements, such risk factors include, but are not limited to: (1) a delay in the recovery of real estate markets in Florida and across the nation, or any further downturn in such markets; (2) economic or other business conditions that affect the desire or ability of our customers to purchase new homes in markets in which we conduct our business, such as reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (3) our ability to successfully dispose of developed properties or undeveloped land or homesites at expected prices and within anticipated timeframes; (4) a decline in the value of the land and home inventories we maintain or possible future write-downs of the book value of our real estate assets and notes receivable; (5) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on our business, including the economic health of the Northwest Florida region, the willingness of businesses and home buyers to invest in the region and of tourists to visit, and on the condition of our timber; (6) the expense, management distraction and possible liability associated with pending securities class action litigation, shareholder derivative litigation and/or the SEC inquiry; (7) expectations regarding the impact of pending environmental litigation matters or governmental proceedings on our financial position or results of operations; (8) the amounts and timing of any recoveries arising from the Deepwater Horizon Oil Spill litigation; and (9) our ability to identify and successfully implement new opportunities that are accretive to shareholders. With respect to our estimates regarding the reduction in annual run rate of operating and corporate expenses and the impact of our various restructuring initiatives, these risks include our estimates of upfront costs associated with our restructuring initiatives; consulting or other professional fees that we may incur as a result of our reduced headcount and the impact of our restructuring initiatives on our operations.

FINANCIAL DATA
($ in millions except per share amounts)

Consolidated Statements of Operations

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Real estate sales	$3.4	$2.8	$8.7	$4.7
Resort and club revenues	13.0	10.8	18.1	15.4
Timber sales	8.2	7.8	70.8	14.2
Other revenues	0.7	0.6	1.1	1.0
Total revenues	25.3	22.0	98.7	35.3
Expenses
Cost of real estate sales	2.8	1.1	4.5	1.7
Cost of resort and club revenues	11.0	9.6	17.6	16.1
Cost of timber sales	6.0	5.1	12.2	9.5
Cost of other revenues	0.5	0.6	1.0	1.1
Other operating expenses	6.3	7.6	13.3	15.5
Corporate expense, net	8.3	8.1	26.5	13.5
Restructuring charge	5.9	1.2	10.4	2.7
Impairment losses	1.7	0.5	2.5	0.6
Depreciation and amortization	3.4	3.4	9.9	6.9
Total expenses	45.9	37.2	97.9	67.6
Operating loss	(20.6)	(15.2)	0.8	(32.3)
Other income (expense)	0.3	0.5	0.6	--
Pretax loss from continuing operations	(20.3)	(14.7)	1.4	(32.3)
Income tax (expense) benefit	7.0	6.1	(0.6)	12.7
Equity (loss) in income of unconsolidated affiliates	--	--	--	(0.4)
Net (loss) income	$(13.3)	$(8.6)	$0.8	$(20.0)
Net (loss) income per share	$(0.14)	$(0.09)	$0.01	$(0.22)

Weighted average shares outstanding	92,207,304	91,727,508	92,408,384	91,594,812

Revenues by Segment

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Residential
Real estate sales	$2.8	$1.6	$5.1	$2.2
Resort and club revenues	13.0	10.8	18.1	15.4
Other revenues	0.6	0.5	1.0	0.9
Total Residential	16.4	12.9	24.2	18.5
Commercial
Real estate sales	0.6	--	0.8	0.3
Rental revenues	--	0.1	0.1	0.1
Total Commercial	0.6	0.1	0.9	0.4
Rural Land sales	0.1	1.2	2.8	2.2
Forestry sales	8.2	7.8	70.8	14.2
Total revenues	$25.3	$22.0	$98.7	$35.3

Summary Balance Sheet

	June 30, 2011	December 31, 2010
Assets
Investment in real estate	$754.8	$755.4
Cash and cash equivalents	199.8	183.8
Notes receivable	4.9	5.7
Pledged treasury securities	24.3	25.3
Prepaid pension asset	37.2	41.0
Property, plant and equipment, net	16.1	13.0
Other assets	29.4	27.5
Total assets	$1,066.5	$1,051.7

Liabilities and Equity
Debt	$53.1	$54.7
Accounts payable, accrued liabilities	93.0	90.0
Deferred income taxes	40.3	34.6
Total liabilities	$186.4	$179.3
Total equity	880.1	872.4
Total liabilities and equity	$1,066.5	$1,051.7

Debt Schedule

	June 30, 2011	December 31, 2010
Defeased debt	$24.3	$25.3
Community Development District debt	28.8	29.4
Total debt	$53.1	$54.7

Cash Overhead

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Other operating expenses	$6.3	$7.6	$13.3	$15.5
Corporate expense (1)	8.3	8.1	26.5	13.5
Total GAAP overhead	$14.6	$15.7	$39.8	$29.0
Plus overhead capitalized (2)	0.2	0.3	0.7	0.6
Less non-cash overhead (3)	(2.3)	(4.1)	(11.3)	(5.2)
Total cash overhead	$12.5	$11.9	$29.2	$24.4

(1) Includes $3.5 million and $8.8 million in the three months and six months ended June 30, 2011, respectively, for legal fees due to defending the securities class action lawsuit, responding to the SEC inquiry, pursuing the claims against the parties St. Joe believes are responsible for the Deepwater Horizon oil spill, and legal costs incurred in connection with the change in control of the Board and other corporate governance matters.

(2) Includes personnel expenses that may be capitalized pursuant to GAAP.

(3) Includes non-cash stock compensation costs and pension expense.

Cash overhead is a non-GAAP financial measure. We believe this information is useful to investors in understanding the underlying operational performance of the Company, its business and performance trends. Specifically, we believe that the reduction in total cash overhead shows investors the cash savings achieved by management through various restructuring initiatives. During the six months ended June 30, 2011, these cash savings were offset by the increases in legal expenses as described in footnote (1) above. Although we believe disclosure of total cash overhead enhances investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP basis financial measures.

Other Operating and Corporate Expenses
($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Employee costs	$3.3	$5.3	$7.3 (1)	$11.2
Non-cash stock compensation costs	(0.1)	1.4	8.4	2.8
Property taxes and insurance	2.4	2.7	4.8	5.5
Marketing and homeowner association cost	0.6	1.2	1.7	2.5
Occupancy, repairs and maintenance	0.9	1.0	1.9	1.9
Professional fees	4.6 (2)	1.1	11.1 (2)	2.3
Other	0.7	0.8	1.2	1.4
Pension expense (income)	2.4	2.5	4.1 (1)	2.0
Capitalized costs	(0.2)	(0.3)	(0.7)	(0.6)
Total other operating and corporate expense	$14.6	$15.7	$39.8	$29.0

(1) Includes a $1.4 million transfer of Supplemental Executive Retirement Program (“SERP”) liability to the Company’s Pension Plan, resulting in a decrease to employee costs and an increase to pension expense.

(2) Includes $3.5 million and $8.8 million in the three months and six months ended June 30, 2011, respectively, for legal fees due to defending the securities class action lawsuit, responding to the SEC inquiry, pursuing the claims against the parties St. Joe believes are responsible for the Deepwater Horizon oil spill, and legal costs incurred in connection with the change in control of the Board and other corporate governance matters.

© 2011, The St. Joe Company. “St. Joe,” “VentureCrossings” and the "Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
David Childers, 904-301-4302
VP - Treasurer
dchilders@joe.com